Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of TransDigm Inc. for the registration of $550,000,000 aggregate principal amount of its 7.50% Senior Subordinated Notes due 2027 and to the incorporation by reference therein of our report dated November 21, 2018, with respect to the consolidated financial statements of Esterline Technologies Corporation included in its Annual Report (Form 10-K) for the year ended September 28, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

August 7, 2019